Exhibit 99.1

Myomo Reports Second Quarter 2025 Financial and Operating Results

Revenue of $9.7 million

816 patients added to the MyoPro pipeline

Updates 2025 revenue guidance

Conference call begins today at 4:30pm Eastern time

BURLINGTON, Mass. (August 11, 2025) – Myomo, Inc. (NYSE American: MYO) (“Myomo” or the “Company”), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper-limb paralysis, today reported financial results for the three and six months ended June 30, 2025.

Financial and operating highlights for the second quarter of 2025 include the following (all comparisons are with the second quarter of 2024 unless otherwise indicated):

•
Revenue was $9.7 million, up 28%; 56% of revenue was from Medicare Part B patients.
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Revenue units were 178, up 13%; 53% of revenue units were from intra-quarter authorizations and orders
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Orders and insurance authorizations were received for 207 MyoPro units, down 3%;
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Backlog, which represents insurance authorizations and orders received but not yet converted to revenue, was 230 units as of June 30, 2025, down 18%;
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816 new candidates were added to the patient pipeline, up 49%;
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There were 1,611 MyoPro candidates in the patient pipeline as of June 30, 2025, up 37%;
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Gross margin was 62.7%, down 810 basis points; and
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Cost per direct billing pipeline add was $2,926, up 89%;

Management Commentary

“Second quarter revenues exceeded our expectations with 28% growth as we further strengthened our ability to convert current quarter authorizations and orders into revenue. However, several forward-looking operating metrics were not as strong as we anticipated due to factors affecting lead quality and pipeline conversion," said Paul R. Gudonis, Myomo's Chairman and Chief Executive Officer.

"We are taking decisive action to improve lead quality and pipeline conversion, positioning us for stronger operating performance. Specifically, we are shifting our advertising focus from digital advertising toward television, which in recent experience generated higher quality leads with stronger patient engagement. We are also using our clinical team to engage with therapists and physicians nationwide to expand the number of healthcare professionals that understand the benefits of the MyoPro in improving patient outcomes. By enhancing our eco-system of knowledgeable providers and moving forward in the patients' continuum of care, we expect to secure additional patient referrals for us and our O&P partners," added Gudonis.

Financial Results

	For the Three Months Ended June 30,		Period-to-Period Change		For the Six Months Ended June 30,		Period-to-Period Change
	2025	2024	$	%	2025	2024	$	%
Revenue	$9,652,234	$7,520,767	$2,131,467	28%	$19,484,048	$11,275,156	$8,208,892	73%
Cost of revenue	3,600,061	2,195,255	1,404,806	64%	6,822,246	3,650,601	3,171,645	87%
Gross profit	$6,052,173	$5,325,512	$726,661	14%	$12,661,802	$7,624,555	$5,037,247	66%
Gross margin %	62.7%	70.8%		-8.1%	65.0%	67.6%		-2.7%

Revenue for the second quarter of 2025 was $9.7 million, up 28% compared with the second quarter of 2024, reflecting an increase in the number of revenue units and a higher average selling price ("ASP"). Myomo recognized revenue on 178 MyoPro units in the quarter, up 13% over the same period a year ago. ASP was approximately $54,200, up 14% versus the prior year. Medicare Part B patients represented 56% of second quarter 2025 revenue. Second quarter revenue was the Company's highest velocity revenue, with 53% of revenue units generated from authorizations and orders received and filled during the quarter. Year-to-date revenues were $19.5 million, up 73% compared with the same period in 2024.

Gross margin for the second quarter of 2025 was 62.7%, compared with 70.8% for the second quarter of 2024. The decrease was driven primarily by higher material and overhead spending. Year-to-date gross margin was 65.0%, compared with 67.6% for the same period in 2024.

Operating expenses for the second quarter of 2025 were $10.6 million, an increase of 65% compared with the second quarter of 2024. The increase was primarily due to higher payroll expense reflecting higher headcount to support expected growth in the direct billing channel, increased engineering activity and headcount resulting in higher research and development spending, and higher advertising expenditures. Advertising costs of $2.2 million were up 162% over the second quarter of 2024. While cost per lead was comparable to the prior-year period, and a record number of leads were generated, the leads were of a lesser quality than prior to the algorithm change imposed by one of our digital vendors in the first quarter. As a result, cost per direct billing pipeline add was $2,926, an increase of 89% compared with the second quarter of 2024. Year-to-date operating expenses were $20.8 million, an increase of 64% compared with the same period in 2024. To better align growth in operating expenses with revenues, the Company reduced the size of its workforce by approximately 8% in July and is eliminating certain spending on outside services. Together, these actions are expected to reduce cash expenditures by at least $2 million over the next 12 months.

Operating loss for the second quarter of 2025 was $4.6 million, compared with an operating loss of $1.1 million for the second quarter of 2024. Year-to-date operating loss was $8.1 million, compared with an operating loss of $5.0 million for the same period in 2024. Net loss for the second quarter of 2025 was $4.6 million, or $0.11 per share, compared with a net loss of $1.1 million, or $0.03 per share, for the second quarter of 2024. Year-to-date net loss was $8.1 million, or $0.20 per share, compared with a net loss of $5.0 million, or $0.13 per share, for the same period in 2024.

Adjusted EBITDA for the second quarter of 2025 was $(4.0) million, compared with $(1.2) million for the second quarter of 2024. Year-to-date Adjusted EBITDA was $(6.8) million, compared with $(4.7) million for the same period a year ago. A reconciliation of GAAP net loss to this non-GAAP financial measure appears below.

Operations Update

The MyoPro pipeline was 1,611 patients as of June 30, 2025, compared with 1,179 patients as of June 30, 2024, an increase of 37%. While challenges with lead generation in the first quarter have been solved, the quality of leads generated in the second quarter was not as anticipated. A total of 816 medically-qualified patients were added to the pipeline during the second quarter of 2025, an increase of 49% compared with the same period a year ago. The Company generated 207 MyoPro authorizations and orders in the second quarter of 2025, a decrease of 3% compared with the same period a year ago. Slower authorizations and orders combined with higher velocity of revenue affected the ending backlog, which was 230 patients as of June 30, 2025, a decrease of 18% compared with June 30, 2024.

"We believe there are three factors impacting our key operating metrics. First is the quality of leads being generated after applying changes to our digital advertising in response to the algorithm change. Second is lower conversion rates to both pipeline adds and authorizations and orders. The key drivers are patient response after they contact us, the clinical presentations of patients we're seeing and the enhanced outcome focus of our clinical team which is disqualifying more patients from MyoPro eligibility. Third is a cycle time effect related to pipeline adds. A retrospective cohort analysis shows that 40-50% of pipeline adds in a given quarter come from leads generated a year or more ago. Therefore, we believe that a significant amount of our 2025 advertising spending will generate pipeline adds in 2026 and beyond. The actions we are taking, along with maintaining the current level of advertising spending, are expected to positively impact our operating metrics in the near term," added Gudonis.

Cash Position

Cash, cash equivalents and short-term investments as of June 30, 2025 were $15.5 million. The Company bolstered its cash balance by borrowing $4.0 million against its line of credit and term loan facilities in the second quarter. Excluding these borrowings, cash, cash equivalents and short-term investments decreased by approximately $10.0 million compared with March 31, 2025. Cash used in operating activities was $8.9 million for the second quarter of 2025, compared with $1.9 million used in the second quarter of 2024.

"Several factors contributed to the elevated use of cash, including the higher operating loss, capital expenditures for software development, improvements to the additional space in our manufacturing facility and demo units for clinicians and the O&P channel. Cash use also reflected higher cash requirements for working capital, including payment of 2024 incentive compensation of $2.9 million, a payment hold by one of the DME MACs in order to process our address change, which impacted cash flow by approximately $1.5 million, a further increase in days sales outstanding due to pre-payment audits being undertaken by two of the other DME MACs and a repayment to an insurance payer for an overpayment in a prior period," said David Henry, Chief Financial Officer.

"The payment hold has been removed and the aged receivables were paid at the beginning of August," he added.. "Regarding the pre-payment audits, most claims with audit determinations have been paid and only a handful have been denied, which we intend to appeal. Excluding non-recurring cash outflows, our normalized cash burn was $4.9 million in the second quarter, which is a close approximation of the total cash burn we expect in the second half of the year."

The Company believes its cash, cash equivalents and short-term investments are sufficient to fund its operations for the next 12 months.

Business Outlook

"We are updating our 2025 revenue guidance to a range of $40 million to $42 million, compared with our previous guidance range of $50 million to $53 million, which represents an increase of 23% to 29% versus 2024. Revenue for the third quarter of 2025 is expected to be in the range of $9.5 million to $10.0 million," said Gudonis.

Conference Call and Webcast

Myomo will hold a conference call today at 4:30 p.m. Eastern time to discuss these results and answer questions. Participants are encouraged to pre-register for the call at this link. Callers who pre-register will receive a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time up to and after the start of the call. Those unable to pre-register may participate by dialing 844-707-6932 (U.S.) or 412-317-9250 (International). A webcast of the call will also be available at Myomo’s Investor Relations page at http://ir.myomo.com/.

Additionally, several charts will be referenced on today's conference call and they are available on the Investor Relations page of Myomo's website at https://ir.myomo.com/. Investors are encouraged to review these charts for additional context regarding our operating metrics and pipeline performance.

A replay of the webcast will be available beginning approximately one hour after the completion of the live conference call at http://ir.myomo.com/. A dial-in replay of the call will be available until May 21, 2025 at 877-344-7529 (U.S. toll-free), 855-669-9658 (Canada toll-free) or 412-317-0088 (International), with passcode 6665274.

Non-GAAP Financial Measures

Myomo is providing financial information that has not been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. This information includes Adjusted EBITDA. This non-GAAP financial measure is not in accordance with, or an alternative for, GAAP and may be different from similar non-GAAP financial measures used by other companies. Myomo believes the use of this non-GAAP financial measure provides supplementary information for investors to use in evaluating operating performance and in comparing Myomo’s financial measures with other companies in its industry, many of which present similar non-GAAP financial measures. Adjusted EBITDA is EBITDA adjusted for stock-based compensation expense. This non-GAAP financial measure is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP, and should be viewed in conjunction with GAAP financial measures. Investors are encouraged to review the reconciliation of this non-GAAP measure to its most directly comparable GAAP financial measure. A reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

About Myomo

Myomo, Inc. is a wearable medical robotics company that offers improved arm and hand function for those suffering from neurological disorders and upper-limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper-limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of certain patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury or other neuromuscular disease or injury. It is currently the only marketed device in the U.S. that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Burlington, Massachusetts, with sales and clinical professionals across the U.S. and representatives internationally. For more information, please visit www.myomo.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s future business expectations, including expectations for third quarter and full year 2025 revenue, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors.

These factors include, among other things:

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our ability to obtain sufficient reimbursement from third-party payers for our products;
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our dependence on external sources for the financing of our operations;
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our ability to scale the business to achieve positive cash flow from operations;
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our revenue concentration with Medicare and with a particular insurance payer as a result of focusing our efforts on patients with insurers who have previously reimbursed for the MyoPro;

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our ability to continue normal operations and patient interactions without supply chain disruption in order to deliver and fit our custom-fabricated devices;
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our marketing and commercialization efforts;
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our ability to obtain and maintain our strategic collaborations and to realize the intended results of such collaborations;
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our ability to remediate the material weakness in our internal control over financial reporting;
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our expectations as to our product development programs, including improving our existing products and developing new products;
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our ability to maintain and grow our reputation and to achieve and maintain the market acceptance of our products;
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our expectations as to our clinical research program and clinical results;
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our ability to maintain adequate protection of our intellectual property and to avoid violation of the intellectual property rights of others;
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our ability to gain and maintain regulatory approvals;
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our ability to compete and succeed in a highly competitive and evolving industry; and
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general market, economic, environmental and social factors that may affect the evaluation, fitting, delivery and sale of our products to patients.

More information about these and other factors that potentially could affect our financial results is included in Myomo’s filings with the Securities and Exchange Commission, including those contained in the risk factors section of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Although the forward-looking statements in this release of financial information are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material or adverse. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contacts:

Myomo:

ir@myomo.com

Alliance Advisors IR:

Tirth T. Patel

tpatel@allianceadvisors.com

212-201-6614

(Tables follow)

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months ended		For the Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenue	$9,652,234	$7,520,767	$19,484,048	$11,275,156

Cost of revenue	3,600,061	2,195,255	6,822,246	3,650,601
Gross profit	6,052,173	5,325,512	12,661,802	7,624,555
Operating expenses:
Research and development	2,001,331	1,007,224	3,791,355	1,963,438
Selling, clinical and marketing	5,233,885	2,777,135	9,629,689	5,138,980
General and administrative	3,407,277	2,656,217	7,351,332	5,525,968
	10,642,493	6,440,576	20,772,376	12,628,386

Loss from operations	(4,590,320)	(1,115,064)	(8,110,574)	(5,003,831)

Other (income), net
Interest (income), net	(106,549)	(107,242)	(298,540)	(242,535)
	(106,549)	(107,242)	(298,540)	(242,535)
Loss before income taxes	(4,483,771)	(1,007,822)	(7,812,034)	(4,761,296)
Income tax expense	148,201	113,785	284,996	195,943
Net loss	$(4,631,972)	$(1,121,607)	$(8,097,030)	$(4,957,239)

Weighted average number of common shares outstanding:
Basic and diluted	41,582,737	37,368,488	41,518,959	37,060,543
Net loss per share attributable to common stockholders
Basic and diluted	$(0.11)	$(0.03)	$(0.20)	$(0.13)

MYOMO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2025	2024
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$14,240,432	$24,372,373
Short-term investments	1,241,515	492,990
Accounts receivable, net	7,054,545	3,825,291
Inventories	4,125,597	3,165,965
Prepaid expenses and other current assets	1,381,721	933,377
Total Current Assets	28,043,810	32,789,996
Restricted Cash	375,000	375,000
Operating lease assets with right of use	7,058,063	7,584,663
Equipment, net	2,908,804	1,330,008
Other assets	286,670	164,412
Total Assets	$38,672,347	$42,244,079
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	8,313,862	9,021,817
Current operating lease liability	460,351	748,021
Income taxes payable	204,110	318,885
Deferred revenue	108,780	83,115
Current portion long-term debt	166,667	—
Revolving credit line	2,500,000	—
Total Current Liabilities	11,753,770	10,171,838
Non-current operating lease liability	7,970,116	7,358,184
Long-term debt	1,333,333	—
Total Liabilities	21,057,219	17,530,022
Commitments and Contingencies	—	—
Stockholders’ Equity:
Preferred stock	—	—
Common stock	3,778	3,439
Additional paid-in capital	128,781,048	127,846,026
Accumulated other comprehensive income (loss)	48,334	(14,406)
Accumulated deficit	(111,211,568)	(103,114,538)
Treasury stock, at cost	(6,464)	(6,464)
Total Stockholders’ Equity	17,615,128	24,714,057
Total Liabilities and Stockholders’ Equity	$38,672,347	$42,244,079

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Six Months Ended June 30,	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(8,097,030)	$(4,957,239)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	349,240	65,663
Stock-based compensation	935,093	228,395
Accretion of discount on short-term investments	(108,999)	—
Credit losses	51,643	5,257
Amortization of deferred offering costs	60,045	—
Amortization of right-of-use assets	526,600	124,057
Other non-cash charges	(91,984)	44,631
Changes in operating assets and liabilities:
Accounts receivable	(2,975,272)	(102,234)
Inventories	(1,204,740)	(816,055)
Prepaid expenses and other current assets	(615,940)	(363,375)
Other assets	(130,801)	(214,937)
Accounts payable and accrued expenses	(531,182)	990,973
Income taxes payable	(144,392)	176,235
Operating lease liabilities	140,536	(237,365)
Deferred revenue	25,666	3,505
Tenant improvement allowance	183,726	—
Net cash used in operating activities	(11,542,175)	(5,161,488)
CASH USED IN INVESTING ACTIVITIES	(2,653,446)	(1,211,930)
CASH PROVIDED BY FINANCING ACTIVITIES	3,963,494	5,361,909
Effect of foreign exchange rate changes on cash	100,186	(13,697)

'Net (decrease) increase in cash and cash equivalents	(10,131,941)	(1,025,206)

Cash and cash equivalents, beginning of period	24,747,373	6,871,306

Cash and cash equivalents, end of period	$14,615,432	$5,846,100

MYOMO, INC.

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
GAAP net loss	$(4,631,972)	$(1,121,607)	$(8,097,030)	$(4,957,239)
Adjustments to reconcile to Adjusted EBITDA:
Interest income	(106,549)	(107,242)	(298,540)	(242,535)
Depreciation expense	190,798	35,979	349,240	65,663
Stock-based compensation	394,889	(91,893)	935,093	228,395
Income tax expense	148,201	113,785	284,996	195,943
Adjusted EBITDA	$(4,004,633)	$(1,170,978)	$(6,826,241)	$(4,709,773)

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